Exhibit 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-65807) of UMB Financial Corporation of our report dated June 30, 2014 with respect to the financial statements and supplemental schedules of UMB Profit Sharing and 401(k) Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ RubinBrown LLP
Overland Park, Kansas
June 30, 2014